Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements on Form S-8 (333-212264, 333-181680 and 333-134822) and Form S-3 (333-180479, 333-170756 and 333-138304) of our reports dated August 25, 2017 with respect to the financial statements of MB Hospitality (EP), LP, MB Hospitality (AUSAP), LP, and MB Hospitality (AUSN), LP, which comprise the balance sheets as of December 31, 2016 and 2015 and the related statements of operations, changes in partners’ capital and cash flows for the years then ended for MB Hospitality (EP), LP and for year ended December 31, 2016 and for the period from inception (January 22, 2015) to December 31, 2015 for MB Hospitality (AUSAP), LP, and MB Hospitality (AUSN), LP, appearing in this Current Report on Form 8-K of Condor Hospitality Trust, Inc.

/s/ Pannell Kerr Forster of Texas, P.C.

Houston, TX

August 25, 2017